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                                                                                               EXHIBIT 12

                                                    CENTRAL POWER AND LIGHT COMPANY
                                    Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                   (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                  1997      1998      1999      2000     2001     6/30/02
Earnings:
  Income Before Extraordinary Item             $128,423  $161,511  $187,718  $189,567  $184,787   $155,218
  Plus Federal Income Taxes                      39,329   126,738    83,508    80,797   174,073    152,769
  Plus State Income Taxes                          -         -         -        3,532    14,849     10,495
  Plus Provision for Deferred Income Taxes       34,458    (8,328)   19,938    16,263   (72,568)   (72,972)
  Plus Deferred Investment Tax Credits           (4,819)   (3,858)   (5,207)   (5,207)   (5,207)    (5,207)
  Plus Fixed Charges                            133,227   124,807   118,911   130,982   123,211    125,650
    Total Earnings                             $330,618  $400,870  $404,868  $415,934  $419,145   $365,953

Fixed Charges:
  Interest on Long-term Debt                   $105,081  $ 93,301  $ 87,413  $ 96,212  $ 86,980   $ 95,342
  Interest on Short-term Debt                    20,613    19,506    19,498    22,830    25,023     19,549
  Distributions on Trust Preferred Securities     7,533    12,000    12,000    11,940    11,208     10,759
     Fixed Charges                             $133,227  $124,807  $118,911  $130,982  $123,211   $125,650

Ratio of Earnings to Fixed Charges                 2.48      3.21      3.40      3.17      3.40       2.91
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